CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1A of our report dated November 12, 2014 with respect to the balance sheet of Benaiah Holdings Group, Inc, (the “Company") as of July 31, 2014, and the related statements of operations, changes in stockholders' deficit and cash flows for the period from July 9, 2014 (Inception) through July 31, 2014.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 9, 2015